UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2008
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51838	33-1117834
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

880 Third Avenue, 6th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The disclosure set forth under Items 3.03 and 8.01 are incorporated by reference into this Item 1.01.
Item 3.03. Material Modification to Rights of Security Holders.
     As described under Item 8.01 below, on February 26, 2008, Global Traffic Network, Inc., a Delaware corporation (“Global Delaware”), consummated a merger with and into its wholly owned subsidiary, Global Traffic Network, Inc., a Nevada corporation (“Global Nevada”). As a result of the reincorporation, the registrant is now a Nevada corporation.
     As provided by the Merger Agreement (as defined in Item 8.01 below), each outstanding share of Global Delaware a common stock, par value $0.001 per share, was automatically converted into one share of Global Nevada common stock, par value $0.001 per share, at the time the reincorporation became effective. Each stock certificate representing issued and outstanding shares of Global Delaware common stock continues to represent the same number of shares of Global Nevada common stock. The constituent instruments defining the rights of holders of the registrant’s common stock will now be the Articles of Incorporation and Bylaws of Global Nevada, which are filed as exhibits to this Current Report on Form 8-K, rather than the Certificate of Incorporation and Bylaws of Global Delaware. After the reincorporation, Nevada corporate law will generally be applicable in the determination of the rights of shareholders under state corporate laws.
Item 8.01. Other Events.
     On February 26, 2008, Global Traffic Network, Inc., a Nevada corporation (“Global Nevada”), changed the corporate domicile of Global Traffic Network, Inc., a Delaware corporation (“Global Delaware”), from Delaware to Nevada. The reincorporation in Nevada was effected through a merger (the “Merger”) of Global Delaware and Global Nevada, a corporation formed as a wholly owned subsidiary of Global Delaware for the purpose of effecting the reincorporation. Global Nevada was the surviving corporation in the Merger as set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware and the Articles of Merger filed with the Secretary of State of the State of Nevada, each on February 26, 2008. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of February 20, 2008, by and between Global Nevada and Global Delaware (the “Merger Agreement”), which Merger Agreement was recommended for approval by the board of directors of both Global Nevada and Global Delaware and duly approved by the stockholders of Global Delaware at its annual meeting of stockholders held on February 20, 2008 and by the sole shareholder of Global Nevada by written consent.
     In connection with the Merger and pursuant to the Merger Agreement: (i) each share of Global Delaware common stock, par value $0.001 per share, outstanding immediately prior to the effective time of the Merger was automatically converted into one share of Global Nevada common stock, par value $0.001 per share, with the result that Global Nevada is now the publicly held corporation and Global Delaware has been merged out of existence by operation of law; (ii) the stockholders of Global Delaware immediately prior to the Merger became the shareholders of Global Nevada immediately after the Merger; (iii) each option to acquire shares of Global Delaware common stock outstanding immediately prior to the Merger was converted into and became an equivalent option to acquire, upon the same terms and conditions, the equal number of shares of Global Nevada common stock (whether or not such option was then exercisable) and the exercise price per share under each respective option remained equal to the exercise price per share immediately prior to the Merger; (iv) each warrant to acquire shares of Global Delaware common stock outstanding immediately prior to the Merger was converted into and became an equivalent warrant to acquire, upon the same terms and conditions, the equal number of shares of Global Nevada common stock (whether or not such warrant was then exercisable) and the exercise price per share under each respective warrant remained equal to the exercise price per share immediately prior to the Merger; (v) the Articles of Incorporation and Bylaws of Global Nevada immediately prior to the Merger remained the Articles of Incorporation and Bylaws of Global Nevada following the Merger and now govern the surviving corporation; and (vi) the directors and officers of Global Delaware in office immediately prior to the Merger became the directors and officers Global Nevada following the Merger.
     Global Nevada’s common stock will continue to trade on the Nasdaq Global Market under the ticker symbol “GNET.”
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
2.1	Agreement and Plan of Merger, dated February 20, 2008, by and between Global Traffic Network, Inc., a Nevada corporation and Global Traffic Network, Inc., a Delaware corporation.

3.1	Articles of Incorporation of Global Traffic Network, Inc., a Nevada corporation.

3.2	Bylaws of Global Traffic Network, Inc., a Nevada corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation
Date: February 26, 2008	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 20, 2008, by and between Global Traffic Network, Inc., a Nevada corporation and Global Traffic Network, Inc., a Delaware corporation

3.1	Articles of Incorporation of Global Traffic Network, Inc., a Nevada corporation

3.2	Bylaws of Global Traffic Network, Inc., a Nevada corporation